Consent of Independent Registered Public Accounting Firm

The Board of Trustees

Legg Mason Partners Equity Trust

We consent to the use of our report, incorporated herein by reference, dated December 21, 2007, with respect to Legg Mason Partners International All Cap Opportunity Fund, a series of Legg Mason Partners Equity Trust as of October 31, 2007, and to the references to our firm under the headings “Financial highlights” in the Prospectus and “INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM” in the Statement of Additional Information.

/s/ KPMG LLP

New York, New York

July 9, 2008